Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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:
In re	:	Chapter 11
:
DITECH HOLDING CORPORATION, et al.,	:	Case No. 19-10412 (JLG)
:
Debtors.[1]	:	(Jointly Administered)
:

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AMENDED JOINT CHAPTER 11 PLAN OF DITECH

HOLDING CORPORATION AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP

Ray C. Schrock, P.C.

Sunny Singh

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors

and Debtors in Possession

Dated:	March 27, 2019

New York, New York

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are Ditech Holding Corporation (0486); DF Insurance Agency LLC (6918); Ditech Financial LLC (5868); Green Tree Credit LLC (5864); Green Tree Credit Solutions LLC (1565); Green Tree Insurance Agency of Nevada, Inc. (7331); Green Tree Investment Holdings III LLC (1008); Green Tree Servicing Corp. (3552); Marix Servicing LLC (6101); Mortgage Asset Systems, LLC (8148); REO Management Solutions, LLC (7787); Reverse Mortgage Solutions, Inc. (2274); Walter Management Holding Company LLC (9818); and Walter Reverse Acquisition LLC (8837). The Debtors’ principal offices are located at 1100 Virginia Drive, Suite 100, Fort Washington, Pennsylvania 19034.

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Each of Ditech Holding Corporation, DF Insurance Agency LLC, Ditech Financial LLC, Green Tree Credit LLC, Green Tree Credit Solutions LLC, Green Tree Insurance Agency of Nevada, Inc., Green Tree Investment Holdings III LLC, Green Tree Servicing Corp., Marix Servicing LLC, Mortgage Asset Systems, LLC, REO Management Solutions, LLC, Reverse Mortgage Solutions, Inc., Walter Management Holding Company LLC, and Walter Reverse Acquisition LLC (each, a “Debtor” and, collectively, the “Debtors”) propose the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Article I.A.

ARTICLE I DEFINITIONS AND INTERPRETATION.

A. Definitions. The following terms shall have the respective meanings specified below:

1.1    Accepting Class means a Class that votes to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

1.2    Administrative Expense Claim means any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Commencement Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; (c) Restructuring Expenses; (d) the DIP Claims; and (e) any other such claims expressly provided under the DIP Order.

1.3    Affiliates means “Affiliates” as such term is defined in section 101(2) of the Bankruptcy Code.

1.4    Allowed means, with reference to any Claim or Interest, a Claim or Interest (a) arising on or before the Effective Date as to which (i) no objection to allowance or priority, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed and not withdrawn within the applicable period fixed by the Plan or applicable law, or (ii) any objection has been determined in favor of the holder of the Claim or Interest by a Final Order; (b) that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors, Reorganized Debtors, or Plan Administrator, as applicable; (c) as to which the liability of the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction; or (d) expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

1.5    Amended and Restated Credit Facility means, solely with respect to the Reorganization Transaction, the credit facility available under the Amended and Restated Credit Facility Agreement in an aggregate principal amount equal to $400,000,000 with Reorganized Ditech, as borrower, in accordance with and subject to the terms and conditions of the Amended and Restated Credit Facility Documents.

1.6    Amended and Restated Credit Facility Agent means an Entity appointed to serve as the administrative agent and collateral agent under the Amended and Restated Credit Facility Agreement, and its successors and assigns, solely in its capacity as such.

1.7    Amended and Restated Credit Facility Agreement means, solely with respect to the Reorganization Transaction, that certain credit agreement that amends and restates the Prepetition Credit Agreement, dated as of the Effective Date, among Reorganized Ditech, as borrower, the Amended and Restated Credit Facility Agent, solely in its capacity as administrative agent and collateral agent, and the Term Lenders, which shall be consistent with the terms in the RSA.

1.8    Amended and Restated Credit Facility Documents means, solely with respect to the Reorganization Transaction, collectively, the Amended and Restated Credit Facility Agreement and each other agreement, security agreement, pledge agreement, collateral assignment, mortgage, control agreement, guarantee, certificate, document or instrument executed and/or delivered in connection with any of the foregoing, whether or not specifically mentioned herein or therein, as the same may be modified, amended, restated, supplemented or replaced from time to time.

1.9    Amended Organizational Documents means, solely with respect to the Reorganization Transaction, the forms of certificates of incorporation, certificates of formation, limited liability company agreements, or other forms of organizational documents and bylaws, as applicable, of the Reorganized Debtors.

1.10    Asset means all of the right, title, and interest of the Debtors in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).

1.11    Asset Sale Proceeds means the net proceeds of an Asset Sale Transaction.

1.12    Asset Sale Transaction means the sale of a portion of the Debtors’ assets consummated on or as soon as reasonably practicable after the Effective Date other than (i) a sale in the ordinary course of business, (ii) in connection with the Exit Working Capital Facility, or (iii) a Sale Transaction; provided, that such sale shall be conducted in accordance with the terms of the RSA and the DIP Order.

1.13    Assumption Dispute means a pending objection relating to assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.14    Assumption Schedule means the schedule of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan.

1.15    Ballot means the form(s) distributed to holders of Impaired Claims entitled to vote on the Plan on which to indicate their acceptance or rejection of the Plan.

1.16    Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.17    Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of New York.

1.18    Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

1.19    Benefit Plans means each (a) “employee benefit plan,” as defined in section 3(3) of ERISA and (b) all other pension, retirement, bonus, incentive, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by the Debtors for the benefit of any of its current or former employees or independent contractors, other than those that entitle employees to, or that otherwise give rise to, Interests or consideration based on the value of Interests, in the Debtors.

1.20    Bidding Procedures means the procedures governing the auction and sale process relating to any potential Sale Transaction, Asset Sale Transaction, or Master Servicing Transaction, as approved by the Bankruptcy Court and as may be amended from time to time in accordance with their terms and otherwise in accordance with the RSA and the DIP Order.

1.21    Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.22    Cash means legal tender of the United States of America.

1.23    Causes of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Commencement Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

1.24    Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Commencement Date in the Bankruptcy Court.

1.25    Claim has the meaning set forth in section 101(5) of the Bankruptcy Code, as against any Debtor.

1.26    Class means any group of Claims or Interests classified as set forth in Article III of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.27    Commencement Date means the date on which the Debtors commenced the Chapter 11 Cases.

1.28    Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.29    Confirmation Hearing means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.30    Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.31    Consenting Term Lenders means the Term Lenders that are party to the RSA together with their respective successors and permitted assigns and any subsequent Term Lenders that become party to the RSA in accordance with the terms of the RSA.

1.32    Creditors’ Committee means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.33    Cure Amount means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary pursuant to section 365(b)(1)(A) of the Bankruptcy Code to permit the Debtors to assume such executory contract or unexpired lease.

1.34    Debtor or Debtors has the meaning set forth in the introductory paragraph of the Plan.

1.35    Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.36    Definitive Documents means the documents (including any related orders, agreements, instruments, schedules or exhibits) that are necessary or desirable to implement, or otherwise relate to the Restructuring Transaction or the Sale Transaction, including, but not limited to: (a) the Plan; (b) the Bidding Procedures; (c) the Disclosure Statement; (d) any motion seeking approval of the adequacy of the Disclosure Statement, solicitation of the Plan, and the Bidding Procedures; (e) the Disclosure Statement Order; (f) the Bidding Procedures Order; (g) the DIP Order; (h) each of the documents comprising the Plan Supplement; (i) the Confirmation Order; (j) the Master Servicing Agreements; (k) the Management Incentive Plan Term Sheet; and (l) any purchase agreement in connection with the Sale Transaction or an Asset Sale Transaction.

1.37    DIP Agent means “DIP Agent” as defined in the DIP Order.

1.38    DIP Claims means all Claims held by the DIP Credit Parties on account of, arising under or relating to the DIP Documents or the DIP Order, which for the avoidance of doubt, shall include all “DIP Obligations” as such term is defined in the DIP Order.

1.39    DIP Credit Parties means “DIP Credit Parties” as defined in the DIP Order.

1.40    DIP Documents means “DIP Documents” as defined in the DIP Order.

1.41    DIP Facilities means “DIP Facilities” as defined in the DIP Order.

1.42    DIP Lenders means “DIP Lenders” as defined in the DIP Order.

1.43    DIP Motion means the Debtors’ Motion for Interim and Final Orders Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 507, 546, 548, 555, 559, 560 and 561 (A) Authorizing Debtors to Enter Into Repurchase Agreement Facilities, Servicer Advance Facilities and Related Documents; (B) Authorizing Debtors to Sell Mortgage Loans and Servicer Advance Receivables in the Ordinary Course of Business; (C) Granting Back-Up Liens and Superpriority Administrative Expense Claims; (D) Authorizing Use of Cash Collateral and Granting Adequate Protection; (E) Modifying the Automatic Stay; (F) Scheduling a Final Hearing; and (G) Granting Related Relief (ECF No. 26).

1.44    DIP Order means the interim order approving the DIP Motion (ECF No. 53) and, upon entry, the final order approving the DIP Motion.

1.45    Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of the Plan not to be Allowed.

1.46    Disbursing Agent means (a) solely with respect to the Reorganization Transaction, the Reorganized Debtors; and (b) solely with respect to the Sale Transaction, the Plan Administrator.

1.47    Disclosure Statement means the disclosure statement filed by the Debtors in support of the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.48    Disclosure Statement Order means the order entered by the Bankruptcy Court (a) finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code; (b) authorizing solicitation of the Plan; and (c) approving the Bidding Procedures.

1.49    Disputed means with respect to a Claim or Interest, that (a) is neither Allowed nor Disallowed under the Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code; or (b) the Debtors or any parties in interest have interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order. If the Debtors dispute only a portion of a Claim, such Claim shall be deemed Allowed in any amount the Debtors do not dispute, and Disputed as to the balance of such Claim.

1.50    Distribution Record Date means the Effective Date (or as soon as practicable thereafter) or such other date as agreed upon among the Debtors, the Requisite Term Lenders, and the Prepetition Administrative Agent.

1.51    Ditech means Ditech Holding Corporation.

1.52    Ditech Financial means Ditech Financial LLC.

1.53    DTC means the Depository Trust Company.

1.54    Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Article IX hereof have been satisfied or waived in accordance with the terms of the Plan.

1.55    Elected Transaction shall have the meaning ascribed to such term in Section 5.4 of the Plan.

1.56    Electing Term Lenders shall have the meaning ascribed to such term in Section 5.4 of the Plan.

1.57    Election Date shall have the meaning ascribed to such term in Section 5.4 of the Plan.

1.58    Election Notice shall have the meaning ascribed to such term in Section 5.4 of the Plan.

1.59    Employee Arrangements shall have the meaning ascribed to such term in Section 5.9 of the Plan.

1.60    Entity means an individual, corporation, partnership, limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or any political subdivision thereof, or other person (as defined in section 101(41) of the Bankruptcy Code) or other entity.

1.61    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.62    Estate or Estates means, individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.63    Exchange Act means the Securities Exchange Act of 1934, as amended.

1.64    Exculpated Parties means collectively the: (a) Debtors; (b) Reorganized Debtors; (c) the Wind Down Estates; (d) Consenting Term Lenders; (e) Prepetition Administrative Agent; (f) Prepetition Warehouse Parties, (g) DIP Credit Parties; (h) Creditors’ Committee; (i) Exit Warehouse Facilities Lenders; (j) National Founders; and (k) with respect to each of the foregoing Entities in clauses (a) through (j), all Persons and Entities who acted on their behalf in connection with the matters as to which exculpation is provided herein.

1.65    Exit Warehouse Facilities means, solely with respect to the Reorganization Transaction, the facilities to be entered into by the Reorganized Debtors and the Exit Warehouse Facilities Lenders on the Effective Date.

1.66    Exit Warehouse Facilities Documents means, solely with respect to the Reorganization Transaction, collectively, each agreement, security agreement, pledge agreement, collateral assignments, mortgages, control agreements, guarantee, certificate, document or instrument executed and/or delivered in connection with any of the foregoing, whether or not specifically mentioned herein or therein, as the same may be modified, amended, restated, supplemented or replaced from time to time that shall govern the Exit Warehouse Facilities.

1.67    Exit Warehouse Facilities Lenders means the Persons party to the Exit Warehouse Facilities Documents as “Lenders”, “Buyers”, “Administrative Agent”, “Credit Parties” and/or similar terms thereunder, and each of their respective successors and permitted assigns.

1.68    Exit Working Capital Facility means, solely with respect to the Reorganization Transaction, (a) the facility to be entered into by Reorganized Ditech, as borrower, and the Exit Working Capital Facility Lenders on the Effective Date, in accordance with the terms of the Exit Working Capital Facility Agreement, or (b) an asset sale or financing transaction to enhance the liquidity of the Reorganized Debtors, including a sale of mortgage servicing rights, that is designated by the Debtors and Requisite Term Lenders as an “Exit Working Capital Facility.”

1.69    Exit Working Capital Facility Agreement means, solely with respect to the Reorganization Transaction, the agreement to be entered into by Reorganized Ditech on the Effective Date, that shall govern the Exit Working Capital Facility.

1.70    Exit Working Capital Facility Documents means, solely with respect to the Reorganization Transaction, collectively, the Exit Working Capital Facility Agreement and each other agreement, security agreement, pledge agreement, collateral assignment, mortgage, control agreement, guarantee, certificate, document or instrument executed and/or delivered in connection with any of the foregoing, whether or not specifically mentioned herein or therein, as the same may be modified, amended, restated, supplemented or replaced from time to time, that shall govern the Exit Working Capital Facility.

1.71    Exit Working Capital Facility Lenders means the Persons party to the Exit Working Capital Facility Agreement as “Lenders”, “Buyers”, “Administrative Agent”, “Credit Parties” and/or similar terms thereunder, and each of their respective successors and permitted assigns.

1.72    Fannie Mae means the Federal National Mortgage Association.

1.73    Fannie Mae Acknowledgement Agreement means “Fannie Mae Acknowledgement Agreements” as defined in the DIP Order.

1.74    Fannie Mae Lender Contracts means “Fannie Mae Lender Contracts” as defined in the DIP Order.

1.75    Fee Claim means a Claim for professional services rendered or costs incurred on or after the Commencement Date through the Effective Date by professional persons retained by the Debtors or the Creditors’ Committee by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in the Chapter 11 Cases.

1.76    Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending; or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

1.77    Freddie Mac means the Federal Home Loan Mortgage Corporation.

1.78    Freddie Mac Agreements means the (a) Freddie Mac Acknowledgment Agreement; (b) Freddie Mac Pledge Agreement; (c) Freddie Mac Master Agreement; (d) Freddie Mac Purchase Agreement (items (a) through (d), as defined in the DIP Order); and (e) Freddie Mac Single-Family Seller/Servicer Guide.

1.79    General Unsecured Claim means any Claim against the Debtors (other than any Intercompany Claims or Go-Forward Trade Claims) as of the Commencement Date that is neither secured by collateral nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, including any deficiency claim under section 506(a) of the Bankruptcy Code.

1.80    Ginnie Mae means the Government National Mortgage Association.

1.81    Ginnie Mae Agreements means “Ginnie Mae Agreements” as defined in the DIP Order.

1.82    Go-Forward Trade Claim means any Claim against the Debtors (other than any Intercompany Claims or General Unsecured Claims) as of the Commencement Date that is neither secured by collateral nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy

Court identified by the Debtors (with the consent of the Requisite Term Lenders) as being integral to and necessary for the ongoing operations of the Reorganized Debtors or, in the case of a Sale Transaction, integral to the Wind Down Estates or the transition or transfer of assets or services to a purchaser.

1.83    Impaired means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.84    Insured Claims means any Claim or portion of a Claim that is, or may be, insured under any of the Debtors’ insurance policies.

1.85    Intercompany Claim means any pre- or postpetition Claim against a Debtor held by another Debtor.

1.86    Intercompany Interest means an Interest in a Debtor held by another Debtor. For the avoidance of doubt, an Intercompany Interest shall exclude a Parent Equity Interest.

1.87    Interests means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, and any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Debtors, whether fully vested or vesting in the future, including, without limitation, equity or equity-based incentives, grants, or other instruments issued, granted or promised to be granted to current or former employees, directors, officers, or contractors of the Debtors, to acquire any such interests in the Debtors that existed immediately before the Effective Date.

1.88    Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.89    Management Incentive Plan means, solely with respect to the Reorganization Transaction, a post-emergence management incentive plan, under which up to 10% of the New Common Stock (after taking into account the shares to be issued under the Management Incentive Plan) will be reserved for issuance as awards on terms and conditions described in and consistent with the Management Incentive Plan Term Sheet.

1.90    Management Incentive Plan Term Sheet means, solely with respect to the Reorganization Transaction, the term sheet for the Management Incentive Plan included in the Plan Supplement.

1.91    Master Servicing Agreements means, solely with respect to the Reorganization Transaction, those certain agreements governing the Master Servicing Transaction.

1.92    Master Servicing Transaction means, solely with respect to the Reorganization Transaction, entry into the Master Servicing Agreements between the Debtors and one or more approved subservicers, pursuant to which all or substantially all of the Debtors’ mortgage servicing rights shall be subserviced following the Effective Date.

1.93    National Founders means “National Founders Facility Parties” as defined in the DIP Order.

1.94    National Founders Facility means “National Founders Facility” as defined in the DIP Order.

1.95    National Founders Facility Agreement means “National Founders Facility Agreement” as defined in the DIP Order.

1.96    National Founders Facility Claim means all Claims held by National Founders on account of, arising under or relating to the National Founders Facility Agreement.

1.97    Net Cash Proceeds means (a) all Cash of the Debtors realized from their business operations, the Sale Transaction Proceeds, and the Asset Sale Proceeds less (b) the amount of Cash (i) necessary to pay holders of Allowed (or reserve for Disputed) Administrative Expense Claims, Fee Claims, Priority Tax Claims, DIP Claims, Priority Non-Tax Claims, and Other Secured Claims and (ii) estimated and reserved by the Debtors or the Plan Administrator to adequately fund the Wind Down of the Estates.

1.98    New Board means, solely with respect to the Reorganization Transaction, the new board of directors of Reorganized Ditech.

1.99    New Common Stock means, solely with respect to the Reorganization Transaction, the shares of common stock, par value $.01 per share to be issued by Reorganized Ditech authorized pursuant to the Amended Organizational Documents of Reorganized Ditech, and all of which shall be deemed validly issued, fully-paid, and non-assessable.

1.100    Other Secured Claim means a Secured Claim, other than an Administrative Expense Claim, a DIP Claim, a Priority Tax Claim, a Term Loan Claim, or a Second Lien Notes Claim.

1.101    Parent Equity Interests means any Interest in Ditech.

1.102    Person means any individual, corporation, partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, Governmental Unit or any political subdivision thereof, or any other Entity.

1.103    Plan means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the RSA, DIP Order, the provisions of the Bankruptcy Code and the terms hereof.

1.104    Plan Administrator means, solely with respect to the Sale Transaction, a Person or Entity selected by the Debtors and the Requisite Term Lenders to serve as plan administrator for each of the Debtors and their Estates.

1.105    Plan Supplement means a supplemental appendix to the Plan containing, among other things, forms of applicable documents, schedules, and exhibits to the Plan to be filed with the Court, including, but not limited to, the following: (a) Amended Organizational Documents (to the extent such Amended Organizational Documents reflect material changes from the Debtors’ existing organizational documents and bylaws); (b) Amended and Restated Credit Facility Agreement; (c) Exit Working Capital Facility Agreement; (d) Stockholders Agreement; (e) Exit Warehouse Facilities Documents; (f) Management Incentive Plan Term Sheet; (g) Assumption Schedule; (h) Rejection Schedule; and (i) to the extent known, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that through the Effective Date, the Debtors shall have the right to amend the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan and the RSA. The Plan Supplement shall be filed with the Bankruptcy Court no later than seven (7)

calendar days prior to the deadline to object to the Plan. The Debtors shall have the right to amend the documents contained in the Plan Supplement through and including the Effective Date in accordance with Article IX of the Plan (including, for the avoidance of doubt, to reflect the terms and conditions of the Sale Transaction).

1.106    Prepetition Administrative Agent means Credit Suisse AG, Cayman Islands Branch (formerly Credit Suisse AG), solely in its capacity as administrative agent and collateral agent under the Prepetition Credit Agreement, and its successors and assigns.

1.107    Prepetition Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (and as amended by that certain Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of March 29, 2018), among Ditech, as the borrower, the Prepetition Administrative Agent and the other lenders party thereto, as amended, modified, or supplemented from time to time prior to the Commencement Date.

1.108    Prepetition Intercreditor Agreement means “Intercreditor Agreement” as defined in the Prepetition Credit Agreement.

1.109    Prepetition Second Lien Notes Indenture means that certain indenture dated as of February 9, 2018, between Ditech, the guarantors named therein, and the Prepetition Second Lien Notes Trustee, as amended, modified, or supplemented from time to time prior to the Commencement Date.

1.110    Prepetition Second Lien Notes Trustee means Wilmington Savings Fund Society, FSB, solely in its capacity as trustee under the Prepetition Second Lien Notes Indenture, and its successors and assigns.

1.111    Prepetition Term Loans means “Term Loans” as defined in the Prepetition Credit Agreement.

1.112    Prepetition Warehouse Parties means “Prepetition Warehouse Parties” as defined in the DIP Order.

1.113    Priority Non-Tax Claim means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.114    Priority Tax Claim means any Secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.115    Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class, or the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests in a particular Class and other Classes entitled to share in the same recovery as such Class under the Plan.

1.116    Reinstate, Reinstated, or Reinstatement means leaving a Claim Unimpaired under the Plan.

1.117    Rejection Schedule means the schedule of certain specific executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan.

1.118    Related Parties means with respect to any Exculpated Party or any Released Party, such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, and all of their respective current and former officers, directors, principals, stockholders (and any fund managers, fiduciaries or other agents of stockholders with any involvement related to the Debtors), members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

1.119    Released Parties means collectively the: (a) Debtors; (b) Reorganized Debtors; (c) the Wind Down Estates (if applicable); (d) Consenting Term Lenders; (e) Prepetition Administrative Agent; (f) Prepetition Warehouse Parties; (g) DIP Credit Parties; (h) National Founders; and (i) Related Parties for each of the foregoing.

1.120    Reorganization Transaction means, collectively, (a) issuance of the New Common Stock; (b) entry into the Amended and Restated Credit Facility Agreement; (c) entry into the Exit Working Capital Facility Agreement; (d) entry into the Exit Warehouse Facilities Documents; (e) execution of the Amended Organizational Documents; (f) entry into the Master Servicing Agreements, if applicable; (g) vesting of the Debtors’ assets in the Reorganized Debtors, in each case, in accordance with the Plan; and (h) the other transactions that the Debtors and the Requisite Term Lenders reasonably determine are necessary or appropriate to implement the foregoing, in each case, in accordance with the Plan, RSA, and the DIP Order.

1.121    Reorganized Debtors means, solely with respect to the Reorganization Transaction, the Debtors, as reorganized pursuant to and under the Plan on or after the Effective Date.

1.122    Reorganized Ditech means, solely with respect to the Reorganization Transaction, Ditech, as reorganized pursuant to and under the Plan on or after the Effective Date.

1.123    Requisite Term Lenders means, as of the date of determination, Consenting Term Lenders holding at least a majority in aggregate principal amount outstanding of the Prepetition Term Loans held by the Consenting Term Lenders as of such date.

1.124    Restructuring Expenses means with respect to (a) the Requisite Term Lenders, the reasonable and documented fees, costs, and expenses of (i) Kirkland & Ellis LLP, (ii) one law firm acting as local counsel (if any), and (iii) FTI Consulting Inc.; and (b) the Prepetition Administrative Agent, the reasonable fees, costs, and expenses of (i) the Prepetition Administrative Agent, (ii) Davis Polk & Wardwell LLP, and (iii) one law firm acting as local counsel (if any), in each case, in accordance with the Prepetition Credit Agreement.

1.125    RMS means Reverse Mortgage Solutions, Inc.

1.126    RSA means that certain restructuring support agreement, dated as of February 8, 2019, by and among the Debtors and the Consenting Term Lenders (as may be amended, supplemented, or modified from time to time in accordance with the terms thereof) annexed to the Disclosure Statement as Exhibit B.

1.127    Sale Transaction means the sale of all or substantially all of the Debtors’ assets, or Interests in the Debtors owning all or substantially all of the Debtors’ assets, contemplated by the Successful Bid.

1.128    Sale Transaction Proceeds means the net proceeds of a Sale Transaction.

1.129    Second Lien Noteholders means the holders of Second Lien Notes in their respective capacities as such.

1.130    Second Lien Notes means the 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 issued pursuant to the Prepetition Second Lien Notes Indenture.

1.131    Second Lien Notes Claims means any Claims arising from or in connection with the Prepetition Second Lien Notes Indenture.

1.132    Secured Claim means a Claim (a) secured by a Lien on collateral to the extent of the value of such collateral as (i) set forth in the Plan, (ii) agreed to by the holder of such Claim and the Debtors, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code; or (b) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code. For the avoidance of doubt, the National Founders Facility Claim shall be deemed a Secured Claim.

1.133    Security has the meaning set forth in section 101(49) of the Bankruptcy Code.

1.134    Stockholders Agreement means, solely with respect to the Reorganization Transaction, that certain Stockholders Agreement substantially in the form included in the Plan Supplement.

1.135    Subordinated Securities Claims means a Claim subject to subordination under section 510(b) of the Bankruptcy Code.

1.136    Successful Bid means one or more bids to purchase all or substantially all of the Debtors’ assets, or Interests in the Debtors owning all or substantially all of the Debtors’ assets, that the Debtors determine, in an exercise of their business judgment and subject to the RSA, constitutes the highest or best bid.

1.137    Successful Bidder means the bidder(s) who submit(s) a Successful Bid.

1.138    Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

1.139    Term Lenders means “Term Lenders” as defined in the Prepetition Credit Agreement.

1.140    Term Loan Claims mean any Claims arising from or in connection with the Prepetition Term Loan, other than Restructuring Expenses.

1.141    Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.142    U.S. Trustee means the United States Trustee for the Southern District of New York.

1.143    Voting Deadline means the date by which all persons or Entities entitled to vote on the Plan must vote to accept or reject the Plan.

1.144    Wind Down means, following the closing of the Sale Transaction, the process to wind down, dissolve and liquidate the Estates and distribute any remaining assets in accordance with the Plan.

1.145    Wind Down Budget means an amount set forth in the Plan Supplement to be agreed between the Debtors and the Requisite Term Lenders for the purpose of effectuating the Wind Down.

1.146    Wind Down Estates means, solely with respect to the Sale Transaction, the Debtors pursuant to and under the Plan on or after the Effective Date.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (d) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (e) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

D.	Controlling Document.

In the event of any conflict between the terms and provisions in the Plan (without reference to the Plan Supplement) and the terms and provisions in the Disclosure Statement, the Plan Supplement, any other instrument or document created or executed pursuant to the Plan (including any Restructuring Document or Sale Transaction Document), or any order (other than the Confirmation Order or the DIP Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), the Plan (without reference to the Plan Supplement) shall govern and control; provided, however, that, in the event of a conflict between the DIP Order, on the one hand, and any of the Plan, the Plan Supplement, or the Definitive Documents, on the other hand, the DIP Order shall govern and control in all respects; provided, further, that in the event of a conflict between Confirmation Order, on the one hand, and any of the Plan, the Plan Supplement, the Definitive Documents, or the DIP Order on the other hand, the Confirmation Order shall govern and control in all respects.

E.	Certain Consent Rights.

Notwithstanding anything in the Plan to the contrary, any and all consent rights of any of the DIP Credit Parties and the parties to the RSA as set forth in the RSA and the DIP Documents with respect to the form and substance of the Plan, the Plan Supplement, and any Definitive Document, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I hereof) and fully enforceable as if stated in full herein until such time as the RSA (with respect to the parties to the RSA) or the DIP Documents (with respect to the DIP Credit Parties) is terminated in accordance with its terms.

ARTICLE II    ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.	Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim, a DIP Claim, or a Restructuring Expense) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2.	Fee Claims.

(a)    All Entities seeking an award by the Bankruptcy Court of Fee Claims shall file and serve on counsel to the Debtors, the U.S. Trustee, and counsel to the Requisite Term Lenders, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Commencement Date through the Effective Date. Objections to any Fee Claims must be filed and served on counsel to the Debtors, counsel to the Requisite Term Lenders, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors or the Reorganized Debtors, as applicable, and the party requesting compensation of a Fee Claim).

(b)    Allowed Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) on the date upon which an order relating to any such Allowed Fee Claim is entered or as soon as reasonably practicable thereafter; or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable. Notwithstanding the foregoing, any Fee Claims that are authorized to be paid pursuant to any administrative orders entered by the Bankruptcy Court may be paid at the times and in the amounts authorized pursuant to such orders.

(c)    On or about the Effective Date, holders of Fee Claims shall provide a reasonable estimate of unpaid Fee Claims incurred in rendering services before the Effective Date to the Debtors or the Creditors’ Committee, as applicable, and the Debtors or Reorganized Debtors, as applicable, shall separately escrow such estimated amounts for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties. If a holder of a Fee Claim does not provide an estimate, the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, may estimate the unpaid and unbilled reasonable and necessary fees and out-of-pocket expenses of such holder of a Fee Claim. When all such Allowed Fee Claims have been paid in full, any remaining amount in such escrow shall promptly be released from such escrow and revert to, and ownership thereof shall vest in, the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(d)    The Reorganized Debtors or the Plan Administrator, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3.	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the sole option of the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date; (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim; and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option without penalty or premium; or (b) equal annual Cash payments in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Commencement Date.

2.4.	DIP Claims.

On the Effective Date, in full and final satisfaction of the Allowed DIP Claims, the commitments of the DIP Credit Parties under the DIP Documents shall be terminated and DIP Claims shall be (a) paid in full in Cash upon the consummation of the Sale Transaction if the Sale Transaction occurs or (b) refinanced in full in Cash by the Exit Warehouse Facilities if the Reorganization Transaction occurs. The Debtors’ and their respective Affiliates’ contingent or unliquidated expense reimbursement and indemnity obligations under the DIP Documents, to the extent not paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors and their respective Affiliates in a manner reasonably acceptable to the DIP Agent, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

2.5.	Restructuring Expenses.

During the period commencing on the Commencement Date through the Effective Date, the Debtors will promptly pay in full in Cash any Restructuring Expenses in accordance with the terms of the RSA. Without limiting the foregoing, to the extent that any Restructuring Expenses remain unpaid as of the Business Day prior to the Effective Date, on the Effective Date, the Reorganized Debtors, or Plan Administrator, as applicable, shall pay in full in Cash any outstanding Restructuring Expenses that are invoiced without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval. For the avoidance of doubt, any Restructuring Expenses invoiced after the Effective Date shall be paid promptly, but no later than ten (10) business days of receiving an invoice.

ARTICLE III    CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.	Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy

Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2.	Summary of Classification.

The following table designates the Classes of Claims against and Interests in the Debtor and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan; (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code; and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Other Secured Claims	Unimpaired	No (Presumed to accept)
3	Term Loan Claims	Impaired	Yes
4	Second Lien Notes Claims	Impaired	No (Deemed to reject)
5	General Unsecured Claims	Impaired	No (Deemed to reject)
6	Go-Forward Trade Claims	Impaired	No (Deemed to reject)
7	Intercompany Claims	Unimpaired	No (Presumed to accept)
8	Intercompany Interests	Unimpaired	No (Presumed to accept)
9	Parent Equity Interests	Impaired	No (Deemed to reject)
10	Subordinated Securities Claims	Impaired	No (Deemed to reject)

3.3.	Special Provision Governing Unimpaired Claims.

Nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.4.	Elimination of Vacant Classes.

Any Class of Claims against or Interests in the Debtors that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

ARTICLE IV    TREATMENT OF CLAIMS AND INTERESTS.

4.1.	Priority Non-Tax Claims (Class 1).

(a)    Classification: Class 1 consists of Priority Non-Tax Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed Priority Non-Tax Claim against the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the sole option of the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable: (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is reasonably practicable; (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated; or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired.

(c)    Voting: Class 1 is Unimpaired, and holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Priority Non-Tax Claims.

4.2.	Other Secured Claims (Class 2).

(a)    Classification: Class 2 consists of the Other Secured Claims. To the extent that Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2 for purposes of voting to accept or reject the Plan and receiving distributions under the Plan.

(b)    Treatment:

(i)    Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive, on account of such Allowed Claim, at the sole option of the Debtors, Reorganized Debtors, or the Plan Administrator, as applicable: (i) Cash in an amount equal to the Allowed amount of such Claim; (ii) Reinstatement of such holder’s Allowed Other Secured Claim; (iii) such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired; or (iv) return of the applicable collateral in satisfaction of the Allowed amount of such Other Secured Claim.

(ii)    Upon the Effective Date and solely with respect to the Reorganization Transaction, the National Founders Facility shall be Reinstated and shall either be paid in full in Cash on account of the National Founders Facility Claim or receive such other treatment as agreed to among the Debtors and National Founders.

(c)    Voting: Class 2 is Unimpaired, and holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Other Secured Claims.

4.3.	Term Loan Claims (Class 3).

(a)    Classification: Class 3 consists of Term Loan Claims.

(b)    Allowance: The Term Loan Claims are Allowed pursuant to section 506(a) of the Bankruptcy Code against the Debtors in the aggregate principal amount of $961,355,635.34, plus amounts owing (if any) on account of call protections contained in the Prepetition Credit Agreement, plus all accrued but unpaid interest, costs, fees, and expenses then outstanding under the Prepetition Credit Agreement. The Prepetition Administrative Agent and the Term Loan Lenders shall not be required to file proofs of Claim on account of any Term Loan Claims.

(c)    Treatment: Except to the extent that a holder of an Allowed Term Loan Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed Term Loan Claim, each such holder thereof shall receive:

(i)    If the Sale Transaction occurs, on the Effective Date, such holder’s Pro Rata share of Net Cash Proceeds until all Allowed Term Loan Claims are satisfied in full in cash. On the Effective Date, the Prepetition Credit Agreement shall be deemed cancelled (except as set forth in Section 5.12 hereof).

(ii)    If the Reorganization Transaction occurs, on the Effective Date, such holder’s Pro Rata share of (a) term loans under the Amended and Restated Credit Facility Agreement; (b) 100% of the New Common Stock; provided, that the New Common Stock shall be subject to dilution by the Management Incentive Plan; and (c) if applicable, the Asset Sale Proceeds. On the Effective Date, the Prepetition Credit Agreement shall be deemed cancelled (except as set forth in Section 5.12 hereof) and replaced by the Amended and Restated Credit Facility Agreement, without the need for any holder of a Term Loan Claim that does not vote for the Plan or votes to reject the Plan executing the Amended and Restated Credit Facility Agreement, and each Lien, mortgage and security interest that secures the obligations arising under the Prepetition Credit Agreement as of the Commencement Date shall be reaffirmed, ratified and deemed granted by the Reorganized Debtors to secure all obligations of the Reorganized Debtors arising under the Amended and Restated Credit Facility Agreement.

(d)    Voting: Class 3 is Impaired, and holders of Term Loan Claims in Class 3 are entitled to vote to accept or reject the Plan.

4.4.	Second Lien Notes Claims (Class 4).

(a)    Classification: Class 4 consists of Second Lien Notes Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed Second Lien Notes Claim, each such holder thereof shall receive:

(i)    If the Sale Transaction occurs, on the Effective Date, such holder’s Pro Rata share of Net Cash Proceeds as such holders are entitled to under applicable nonbankruptcy law (subject to the Intercreditor Agreement) after the Term Loan Claims are satisfied in full in Cash, until all Allowed Second Lien Notes Claims are satisfied in full.

(ii)    If the Reorganization Transaction occurs, holders of Second Lien Notes Claims shall not receive or retain any property under the Plan on account of such Claims.

(iii)    If either the Sale Transaction or the Reorganization Transaction occurs, on the Effective Date, the Second Lien Notes shall be deemed cancelled (except as set forth in Section 5.12 hereof) without further action by or order of the Bankruptcy Court.

(c)    Voting: Class 4 is Impaired, and holders of Second Lien Notes Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Second Lien Notes Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Second Lien Notes Claims.

4.5.	General Unsecured Claims (Class 5).

(a)    Classification: Class 5 consists of General Unsecured Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed General Unsecured Claim, each such holder thereof shall receive:

(i)    If the Sale Transaction occurs, on the Effective Date, such holder’s Pro Rata share of Net Cash Proceeds (until all Allowed General Unsecured Claims are satisfied in full) after the Term Loan Claims and Second Lien Notes Claims are satisfied in full in Cash.

(ii)    If the Reorganization Transaction occurs, holders of General Unsecured Claims shall not receive or retain any property under the Plan on account of such Claims.

(c)    Voting: Class 5 is Impaired, and holders of General Unsecured Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such General Unsecured Claims.

4.6.	Go-Forward Trade Claims (Class 6).

(a)    Classification: Class 6 consists of Go-Forward Trade Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed Go-Forward Trade Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed Go-Forward Trade Claim, each such holder thereof shall receive, on the Effective Date or as soon as practicable thereafter, with a carve out from the collateral (or value of such collateral) securing the Term Loan Claims, distribution in Cash in an amount equaling not less than a percentage of such holder’s Claim to be identified in the solicitation documents, subject to an aggregate cap to be agreed to by the Debtors and the Requisite Term Lenders, which shall be identified in the solicitation documents; provided, that any further payments in excess of such cap on account of an Allowed Go-Forward Trade Claim shall be subject to the consent of the Requisite Term Lenders.

(c)    Voting: Class 6 is Impaired, and holders of Go-Forward Trade Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Go-Forward Trade Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Go-Forward Trade Claims.

4.7.	Intercompany Claims (Class 7).

(a)    Classification: Class 7 consists of Intercompany Claims.

(b)    Treatment: On or after the Effective Date, all Intercompany Claims will be adjusted, continued, settled, reinstated, discharged, or eliminated as determined by the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, and the Requisite Term Lenders, in their respective reasonable discretion.

(c)    Voting: Class 7 is Unimpaired, and holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

4.8.	Intercompany Interests (Class 8).

(a)    Classification: Class 8 consists of Intercompany Interests.

(b)    Treatment: On or after the Effective Date, all Intercompany Interests shall be cancelled, reinstated, or receive such other treatment as determined by the Debtors or Reorganized Debtors, as applicable, and the Requisite Term Lenders, in their respective reasonable discretion.

(c)    Voting: Class 8 is Unimpaired, and holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Interests.

4.9.	Parent Equity Interests (Class 9).

(a)    Classification: Class 9 consists of Parent Equity Interests.

(b)    Treatment: Except to the extent that a holder of Parent Equity Interests agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for Parent Equity Interests, each such holder thereof shall receive:

(i)    If the Sale Transaction occurs, (A) on the Effective Date, all Parent Equity Interests shall be cancelled and one share of Ditech common stock (the “Single Share”) shall be issued to the Plan Administrator to hold in trust as custodian for the benefit of the former holders of Ditech common stock and preferred stock consistent with their former relative priority and economic entitlements. The Single Share shall be recorded on the books and records maintained by the Plan Administrator. To the extent not previously filed, on or promptly after the Effective Date, a Form 15 for the purpose of terminating the registration of Ditech’s common stock and suspending Ditech’s reporting obligations, as applicable, shall be filed with the Securities and Exchange Commission to the extent permitted by applicable law; (B) each former holder of a Parent Equity Interest (through their interest in the Single Share, as applicable) shall neither receive nor retain any property of the Estate or direct interest in property of the Estate on account of such Parent Equity Interests; provided, that in the event that all Allowed Claims have been satisfied in full in accordance with the Bankruptcy Code and the Plan, each former holder of a Parent Equity Interest may receive its share of any remaining assets of Ditech consistent with such holder’s rights of payment existing immediately prior to the Commencement Date. Unless otherwise determined by the Plan Administrator, on the date that Ditech’s Chapter 11 Case is closed in accordance with Section 5.16 of the Plan, the Single Share issued on the Effective Date shall be deemed cancelled and of no further force and effect provided that such cancellation does not adversely impact the Debtors’ Estates; (C) the continuing rights of former holders of Parent Equity Interests (including through their interest in Single Share or otherwise) shall be nontransferable except (i) by operation of law or (ii) for administrative transfers where the ultimate beneficiary has not changed, subject to the Plan Administrator’s consent.

(ii)    If the Reorganization Transaction occurs, on the Effective Date, all Parent Equity Interests shall be deemed cancelled without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

(c)    Voting: Class 9 is Impaired, and holders of Parent Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Parent Equity Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Parent Equity Interests.

4.10.	Subordinated Securities Claims (Class 10).

(a)    Classification: Class 10 consists of Subordinated Securities Claims.

(b)    Treatment: Holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Subordinated Securities Claims. On the Effective Date, all Subordinated Securities Claims shall be deemed cancelled without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

(c)    Voting: Class 10 is Impaired, and the holders of Subordinated Securities Claims are conclusively deemed to have rejected the Plan. Therefore, holders of Subordinated Securities Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders of Subordinated Securities Claims will not be solicited.

ARTICLE V    MEANS FOR IMPLEMENTATION.

5.1.	No Substantive Consolidation.

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

5.2.	Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Claim or Interest or any distribution to be made on account of an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

5.3.	Marketing Process.

Following the Commencement Date, the Debtors shall oversee and manage the sale process relating to any potential Sale Transaction, Master Servicing Transaction, and, if applicable, an Asset Sale Transaction, in good-faith consultation with the Requisite Term Lenders the DIP Agent, the Creditors’ Committee, Freddie Mac, Fannie Mae, and Ginnie Mae. The Requisite Term Lenders, the DIP Agent, the Creditors’ Committee, Freddie Mac, Fannie Mae, and Ginnie Mae and their respective advisors shall have the right to review all information, diligence, and materials provided by the Debtors to any bidder or prospective bidder, subject to confidentiality, with respect to the sale and to consult with the Debtors with respect to any potential Sale Transaction, Master Servicing Transaction, or Asset Sale Transaction. The Debtors, the Requisite Term Lenders, the DIP Agent, the Creditors’ Committee, Freddie Mac, Fannie Mae, and Ginnie Mae shall consult in good faith regarding the sale process, including any diligence and other information requested by the Requisite Term Lenders. The Debtors shall solicit bids on any and all bases, including soliciting bids that do not satisfy the Term Loan Claims in full.

5.4.	Election Notice.

Unless extended by the Debtors, within five (5) business days following the earlier of (a) the conclusion of the Debtors’ marketing and sale process and (b) ninety-five (95) calendar days after the Commencement Date (the earliest such date, the “Election Date”), holders of at least 66 2/3% in aggregate principal amount outstanding under the Prepetition Credit Agreement (the “Electing Term Lenders”) shall deliver a notice (the “Election Notice”) to the Debtors stating that the Electing Term Lenders wish to consummate a transaction (the “Elected Transaction”), being a: (i) Reorganization Transaction, (ii) Master Servicing Transaction (as part of a Reorganization Transaction), or (iii) Sale Transaction, and, if applicable, (iv) in connection and together with an election of (i), (ii), or (iii), any Asset Sale Transaction(s); provided, that inclusion of any such Asset Sale Transaction(s) is not incompatible with the successful consummation of the Elected Transaction in (i), (ii), or (iii).

5.5.	Sources of Consideration for Plan Distributions.

(a)    Sale Transaction. The Debtors shall fund distributions and satisfy applicable Allowed Claims and Allowed Interests under the Plan with respect to the Sale Transaction using Cash on hand, the Sale Transaction Proceeds, and, if applicable, the Asset Sale Proceeds.

(b)    Reorganization Transaction. The Debtors shall fund distributions and satisfy applicable Allowed Claims and Allowed Interests under the Plan with respect to the Reorganization Transaction with Cash on hand, the Amended and Restated Credit Facility, Exit Working Capital Facility, the Exit Warehouse Facilities, New Common Stock, and, if applicable, the Asset Sale Proceeds.

5.6.	Sale Transaction.

(a)    Closing of Sale Transaction (If Any).

(i)    On the Effective Date, the Debtors shall be authorized to consummate the Sale Transaction contemplated by the Successful Bid and, among other things, the Debtors’ assets (including executory contracts and unexpired leases assumed and assigned to the Successful Bidder pursuant to Article VIII hereof) shall be transferred to and vest in the applicable Successful Bidder free and clear of all Liens, Claims, charges, or other encumbrances pursuant to the terms of the applicable purchase agreement and Confirmation Order.

(b)    Wind Down and Dissolution of the Debtors.

(i)    The Plan Administrator shall have the authority and right on behalf of each of the Debtors, without the need for Bankruptcy Court approval (unless otherwise indicated), to carry out and implement all provisions of the Plan, including, without limitation, to: (a) except to the extent Claims have been previously Allowed, control and effectuate the Claims reconciliation process, including to object to, seek to subordinate, compromise or settle any and all Claims against the Debtors; (b) make distributions to holders of Allowed Claims in accordance with the Plan; (c) prosecute all Causes of Action on behalf of the Debtors, elect not to pursue any Causes of Action, and determine whether and when to compromise, settle, abandon, dismiss, or otherwise dispose of any such Causes of Action, as the Plan Administrator may determine is in the best interests of the Debtors; (d) retain professionals to assist in performing its duties under the Plan; (e) maintain the books, records, and accounts of the Debtors; (f) complete and file, as necessary, all final or otherwise required federal, state, and local tax returns for the Debtors; and (g) perform other duties and functions that are consistent with the implementation of the Plan.

(ii)    After the Effective Date, pursuant to the Plan, the Plan Administrator shall wind down, sell, liquidate, and may operate, use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action remaining with the Debtors’ after consummation of the Sale Transaction contemplated by the Successful Bid without approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(iii)    Each of the Debtors shall indemnify and hold harmless the Plan Administrator solely in its capacity as such for any losses incurred in such capacity, except to the extent such losses were the result of the Plan Administrator’s gross negligence, willful misconduct, or criminal conduct.

(iv)    Subject to Section 6.3(b) of the Plan, the Debtors shall make an initial distribution on the Effective Date and thereafter, the Plan Administrator shall, in an expeditious but orderly manner, make timely distributions pursuant to the Plan and the Confirmation Order.

(v)    The Plan Administrator shall be authorized to file on behalf of the Debtors and any non-Debtor subsidiaries, certificates of dissolution and any and all other corporate and company documents necessary to effectuate the Wind Down without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, the board of directors, or board of directors or similar governing body of the Debtors.

(vi)    The Plan Administrator shall effectuate the Wind Down with the amounts reserved in the Wind Down Budget.

5.7.	Reorganization Transaction.

(a)    If the Debtors pursue the Reorganization Transaction, the Debtors shall implement the Reorganization Transaction as set forth herein.

(b)    Amended and Restated Credit Facility.

(i)    On the Effective Date, the Amended and Restated Credit Facility Agreement shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into, the Amended and Restated Credit Facility Agreement and the other Amended and Restated Credit Facility Documents, without the need for any further corporate action and without further action by the holders of Claims or Interests.

(ii)    Except as otherwise modified by the Amended and Restated Credit Facility Agreement, all Liens, mortgages and security interests securing the obligations arising under the Amended and Restated Credit Facility Agreement and the other Amended and Restated Credit Facility Documents that were collateral securing the Term Loan Claims as of the Commencement Date are unaltered by the Plan, and all such liens, mortgages and security interests are created and perfected with respect to the Amended and Restated Credit Facility Documents to the same extent, in the same manner and on the same terms and priorities as they were with respect to the Term Loan Claims, except as the foregoing may be modified pursuant to the Amended and Restated Credit Facility Documents. All Liens and security interests granted and continuing pursuant to the Amended and Restated Credit Facility Documents shall be (i) valid, binding, perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy law; (ii) granted in good faith and deemed not to constitute a fraudulent conveyance or fraudulent transfer; and (iii) not otherwise subject to avoidance, recharacterization, or subordination (whether equitable, contractual or otherwise) under any applicable law. The Debtors, the Reorganized Debtors, and the Entities granted such Liens and security interests are authorized to make, and to the extent contemplated by the Amended and Restated Credit Facility Documents, the Debtors, the Reorganized Debtors, and their respective Affiliates will make, all filings and recordings, and to obtain all governmental approvals and consents necessary (but otherwise consistent with the consents and approvals obtained in connection with the Prepetition Credit Agreement) to establish, attach and perfect such Liens and security interests under any applicable law, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interest to third parties. For purposes of all mortgages and deposit account control agreements that secured the obligations arising under the Prepetition Credit Agreement, the Amended and Restated Credit Facility Agreement is deemed an amendment and restatement of the Prepetition Credit Agreement, and such mortgages and control agreements shall survive the Effective Date, shall not be cancelled, and shall continue to secure the Amended and Restated Credit Facility Agreement, except as expressly set forth in the Amended and Restated Credit Facility Agreement.

(iii)    The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the Amended and Restated Credit Facility Documents without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

(c)    Exit Warehouse Facilities.

On the Effective Date, the Reorganized Debtors shall be authorized to execute and perform under the Exit Warehouse Facilities Documents without the need for any further corporate action and without further action by the holders of Claims or Interests.

(d)    Authorization and Issuance of New Plan Securities.

(i)    On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, are authorized to issue or cause to be issued and shall issue the New Common Stock in accordance with the terms of the Plan and the Amended Organizational Documents without the need for any further corporate or stockholder action. All of the New Common Stock issuable under the Plan, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable.

(ii)    The distribution of the New Common Stock pursuant to the Plan may be made by means of book-entry registration on the books of a transfer agent for shares of New Common Stock or by means of book-entry exchange through the facilities of a transfer agent reasonably satisfactory to the Debtors, in accordance with the customary practices of such agent, as and to the extent practicable.

(e)    Continued Corporate Existence.

(i)    The Debtors shall continue to exist after the Effective Date as Reorganized Debtors as a private company in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents unless otherwise determined in accordance with Section 5.10 of the Plan.

(ii)    On or after the Effective Date, the Reorganized Debtors may take such action that may be necessary or appropriate as permitted by applicable law and the Reorganized Debtors’ Amended Organizational Documents, as the Reorganized Debtors may determine is reasonable and appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan.

(f)    Officers and Board of Directors.

(i)    Upon the Effective Date, the New Board shall consist of five (5) directors. Four (4) directors shall be selected by the Requisite Term Lenders and one (1) director shall be the chief executive officer (“CEO”) of Reorganized Ditech, who shall be Thomas F. Marano. The identities of the directors and officers of the Reorganized Debtors, to the extent known, shall be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

(ii)    Except to the extent that a member of the board of directors or managers, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.

(g)    Reorganized Debtors’ Authority.

(i)    The Reorganized Debtors shall have the authority and right on behalf of each of the Debtors, without the need for Bankruptcy Court approval (unless otherwise indicated), to carry out and implement all provisions of the Plan, including, without limitation, to: (a) except to the extent Claims have been previously Allowed, control and effectuate the Claims reconciliation process, including to object to, seek to subordinate, compromise or settle any and all Claims against the Debtors; (b) make distributions to holders of Allowed Claims in accordance with the Plan; (c) prosecute all Causes of Action on behalf of the Debtors, elect not to pursue any Causes of Action, and determine whether and when to compromise, settle, abandon, dismiss, or otherwise dispose of any such Causes of Action, as the Plan Administrator may determine is in the best interests of the Debtors; (d) retain professionals to assist in performing its duties under the Plan; (e) maintain the books, records, and accounts of the Debtors; (f) complete and file, as necessary, all final or otherwise required federal, state, and local tax returns for the Debtors; and (g) perform other duties and functions that are consistent with the implementation of the Plan.

(ii)    After the Effective Date, the Reorganized Debtors may operate the Debtors’ business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(h)    Master Servicing Transaction.

(i)    On the Effective Date, the Reorganized Debtors shall be authorized to execute and perform under the Master Servicing Agreements without the need for any further corporate action and without further action by the holders of Claims or Interests.

5.8.	Fannie Mae; Freddie Mac; Ginnie Mae.

(a)    Fannie Mae. Notwithstanding anything herein or in the Confirmation Order, Plan Supplement, Exit Warehouse Facilities Documents, Exit Working Capital Facility Documents, the Amended and Restated Credit Facility Documents, or any other order in the Chapter 11 Cases to the contrary, (i) the Debtors’ mortgage servicing rights and obligations relating to Fannie Mae shall not be transferred by the Debtors to a Successful Bidder (or any other person or entity) without the express prior written consent of Fannie Mae in its sole and absolute discretion; (ii) the assumption or assumption and assignment of any agreements between any of the Debtors and Fannie Mae, including, without limitation, the Fannie Mae Lender Contracts, shall be subject to the express prior written consent of Fannie Mae in its sole and absolute discretion; (iii) any proposed severance of rights and obligations or any other proposed modification of any agreement, including, without limitation, the Fannie Mae Lender Contracts, between any of the Debtors and Fannie Mae shall be subject to the prior written consent of Fannie Mae in its sole and absolute discretion; (iv) Fannie Mae’s rights, powers, prerogatives, remedies, payment or lien priorities, and claims against the Debtors, any non-Debtor affiliate or any other person or entity under the Fannie Mae Lender Contracts (including, without limitation, any guaranty by any Debtor of the obligations thereunder) shall not be impaired, released, modified, or limited in any respect, except as otherwise expressly agreed in writing by Fannie Mae; (v) no lien or security interest shall attach to, modify, prime or otherwise affect (A) mortgage servicing rights with respect to mortgages which are now or hereafter serviced by Ditech or RMS (or any of their affiliates) for Fannie Mae, except as otherwise expressly authorized by Fannie Mae pursuant to the applicable Fannie Mae Acknowledgment Agreements, (B) any other rights related to the Fannie Mae Lender Contracts, between any of the Debtors and Fannie Mae, including the “Purchased Servicing Advance Receivables” as defined and referenced in, and except as otherwise expressly authorized by, the Fannie Mae Acknowledgment Agreements, or (C) any cash, accounts, securities, or other collateral (and any proceeds thereof) pledged to Fannie Mae pursuant to any collateral pledge agreement or other security agreement between Ditech and Fannie Mae (including the Collateral as defined in that certain Pledge and Security Agreement in favor of Fannie Mae dated as of December 19, 2014 (as amended)); (vi) the term of Fannie Mae Acknowledgment Agreements shall remain unchanged, and any extension of the term or changes to other provisions of the Fannie Mae Acknowledgment Agreements must be expressly agreed to by the parties in a separate written agreement; (vii) Fannie Mae does not, and shall not be deemed to, release any Released Party or any other person or entity from any claims or causes of action that it may have, nor shall Fannie Mae be enjoined from pursuing any such claims or causes of action; and (viii) in a Reorganization Transaction, the Fannie Mae Lender Contracts shall be, upon the Effective Date, assumed by the Reorganized Debtors; and (ix) all transactions with and transfers to Fannie Mae prior to the Effective Date are hereby reaffirmed and ratified by the Debtors and shall not be subject to avoidance. Without limiting the generality of, and subject to, the foregoing, in connection with the proposed assumption or assumption and assignment of any agreement, including, without limitation, the Fannie Mae Lender Contracts, between any of the Debtors and Fannie Mae, such agreements may be assumed or assumed and assigned only upon (i)(1) the Reorganized Debtors agreeing to honor all obligations under the Fannie Mae Lender Contracts whether incurred prior to or after the Effective Date; (2) in the case of an assignment in a Sale Transaction repayment in full of the Cure Amounts; or (3) such other treatment of the Cure Amount or any other obligations as shall be agreed to by Fannie Mae and the Debtors in good faith negotiations and (ii) adequate assurance of future performance.

(b)    Freddie Mac.

(i)    Notwithstanding any other provision of this Plan or any order in these Chapter 11 Cases, (1) Freddie Mac’s rights, powers, prerogatives, remedies, payment or lien priorities, and claims against the Debtors or any other person or entity under the Freddie Mac Agreements shall not be impaired, released, modified, or limited in any respect, except as otherwise expressly agreed in writing by Freddie Mac; (2) no lien or security interest shall (a) attach to, modify, include or otherwise affect mortgage servicing rights with respect to mortgages which are now or hereafter serviced by Ditech (or any of its affiliates) for Freddie Mac, (b) attach to, modify, include or otherwise affect the “Servicing Collateral” (as defined and referenced in, and except as otherwise expressly authorized by, the Freddie Mac Acknowledgment Agreement), (c) attach to, modify, include or otherwise affect any cash, accounts, securities, or other collateral (and any proceeds thereof) pledged to Freddie Mac pursuant to any collateral pledge agreement or other security agreement between Ditech and Freddie Mac (including, without limitation, the Freddie Mac Pledge Agreement), or (d) impair Freddie Mac’s rights, remedies, powers, interests, payment or lien priority, or prerogatives set forth in any of the foregoing; and (3) Freddie Mac does not, and shall not be deemed to, release any Released Party or any other person or entity from any claims or causes of action that it may have, nor shall Freddie Mac be enjoined from pursuing any such claims or causes of action.

(ii)    Notwithstanding any other provision of this Plan or any order in these Chapter 11 Cases, (1) the Debtors’ mortgage servicing rights with respect to mortgages which are now or hereafter serviced by Ditech (or any of its affiliates) for Freddie Mac shall not be transferred by the Debtors to a Successful Bidder (or any other entity) without the express prior written consent of Freddie Mac in its sole and absolute discretion; (2) the Debtors and the Reorganized Debtors shall not assume or assume and assign any agreement between any of the Debtors and Freddie Mac, including, without limitation, the Freddie Mac Agreements, without the express prior written consent of Freddie Mac in its sole and absolute discretion; and, (3) any proposed severance of rights and obligations or any other proposed modification of any agreement, including, without limitation, the Freddie Mac Agreements, between any of the Debtors and Freddie Mac shall be subject to the prior written consent of Freddie Mac in its sole and absolute discretion. The Debtors and Freddie Mac shall enter into good faith negotiations and use commercially reasonable efforts to resolve the claims of Freddie Mac and the assumption or assumption and assignment of the Freddie Mac Agreements in the Reorganization Transaction or the Sale Transaction, as applicable.

(c)    Ginnie Mae. Notwithstanding anything herein to the contrary, (i) the Debtors’ mortgage servicing and securitization obligations relating to Ginnie Mae shall not be transferred by the Debtors to a Successful Bidder without the express prior written consent of Ginnie Mae in its sole and absolute discretion; (ii) the assumption or assumption and assignment of any agreements between any of the Debtors and Ginnie Mae, including, without limitation, the Ginnie Mae Agreements, shall be subject to the express prior written consent of Ginnie Mae in its sole and absolute discretion; and (iii) any proposed severance of rights and obligations or any other proposed modification of any agreement, including, without limitation, the Ginnie Mae Agreements, between any of the Debtors and Ginnie Mae shall be subject to the prior written consent of Ginnie Mae in its sole and absolute discretion. The Debtors and Ginnie Mae shall enter into good faith negotiations and use commercially reasonable efforts to resolve the claims of Ginnie Mae and the assumption or assumption and assignment of the Ginnie Mae Agreements in the Reorganization Transaction or the Sale Transaction, as applicable.

5.9.	Employee Matters.

(a)    Subject to Section 5.9(c) of the Plan, on the Effective Date, solely with respect to the Reorganization Transaction, the Reorganized Debtors shall be deemed to have assumed all employee compensation plans, Benefit Plans, employment agreements, offer letters, or award letters to which the Debtors are a party (collectively, the “Employee Arrangements”). Notwithstanding the foregoing, if an Employee Arrangement, other than any postpetition employee incentive program approved by the Bankruptcy Court, provides in part for a payment, premium, or other award upon the occurrence of a change of control, change in control, or other similar event, then such Employee Arrangement shall only be assumed to the extent that the Reorganization Transaction, including consummation of the Plan, shall not be treated as a change of control, change in control, or other similar event under such Employee Arrangement.

(b)    Following the Effective Date, solely with respect to the Reorganization Transaction, the applicable Reorganized Debtors shall enter into the Management Incentive Plan. All awards issued under the Management Incentive Plan will be dilutive of all other New Common Stock issued pursuant to the Plan. Within thirty (30) days following the Effective Date, the Management Incentive Plan and individual grants thereunder shall be independently considered and, subject to the exercise of its fiduciary duties and to the extent it deems appropriate, approved by the New Board.

(c)    For the avoidance of doubt, (i) if an Employee Arrangement provides for an award or potential award of Interests or consideration based on the value of Interests prior to the Effective Date, such Interest shall be treated in accordance with Section 4.9 of the Plan and cancelled notwithstanding assumption of the applicable Employee Arrangement, and (ii) the Ditech Holding Corporation 2018 Equity Incentive Plan (as amended and restated) shall not be assumed and shall be deemed terminated.

5.10.	Effectuating Documents; Further Transactions.

(a)    On or as soon as practicable after the Effective Date, the Reorganized Debtors, or the Plan Administrator, as applicable, shall take such actions as may be or become necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may determine; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution and the Amended Organizational Documents pursuant to applicable state law; (iv) the issuance of securities, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order, or rule; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law or to reincorporate in another jurisdiction, subject, in each case, to the Amended Organizational Documents.

(b)    Each officer, manager, or member of the board of directors of the Debtors is (and each officer, manager, or member of the board of directors of the Reorganized Debtors and the Plan Administrator, as applicable, shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors or Wind Down Estates, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors or managers of the Debtors, the Reorganized Debtors, or Wind Down Estates) except for those expressly required pursuant to the Plan.

(c)    In order to preserve the Reorganized Debtors’ or Wind Down Estates’ ability to utilize certain tax attributes that exist as of the Effective Date, the charter, bylaws, and other organizational documents may restrict certain transfers of the New Common Stock.

(d)    The Debtors shall be authorized to implement the Reorganization Transaction, Asset Sale Transaction or Sale Transaction, as applicable, in the manner most tax efficient to the Reorganized Debtors or Wind Down Estates, as determined by the Debtors in their business judgment, given the totality of the circumstances.

(e)    All matters provided for herein involving the corporate structure of the Debtors. Reorganized Debtors, or Wind Down Estates, to the extent applicable, or any corporate or related action required by the Debtors, Reorganized Debtors, or Wind Down Estates in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, or directors or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, managers, or officers, as applicable, of the Debtors, Reorganized Debtors, or Wind Down Estates.

5.11.	Section 1145 Exemption.

(a)    The offer, issuance, and distribution of the New Common Stock hereunder to holders of the Term Loan Claims under Section 4.3 of the Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities.

(b)    The New Common Stock shall be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933; (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (iii) any restrictions, to the extent necessary for the Debtors to preserve their ability to utilize certain tax attributes that exist as of the Effective Date, on the transferability and ownership of New Common Stock, (iv) applicable regulatory approval, and (v) the Stockholders Agreement.

5.12.	Cancellation of Existing Securities and Agreements.

(a)    Solely with respect to the Reorganization Transaction, except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, including with respect to executory contracts or unexpired leases that shall be assumed by the Reorganized Debtors, and subject in all respects to the Prepetition Intercreditor Agreement, on the Effective Date, all agreements, instruments, and other documents evidencing or issued pursuant to the Prepetition Credit Agreement, the Prepetition Second Lien Notes Indenture, or any indebtedness or other obligations thereunder, and any Interest, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged, and of no force or effect, and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged.

(b)    Notwithstanding such cancellation and discharge, the Prepetition Credit Agreement and the Prepetition Second Lien Notes Indenture shall continue in effect to the extent necessary (i) to allow the holders of such Claims to receive distributions under the Plan; (ii) to allow the Debtors, the Reorganized Debtors, the Prepetition Administrative Agent, and the Prepetition Second Lien Notes Trustee to make post-Effective Date distributions or take such other action pursuant to the Plan on account of such Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims; (iii) to allow holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents; (iv) to allow the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to enforce their rights, claims, and interests vis-à-vis any party other than the Debtors, including any rights with respect to priority of payment and/or to exercise charging liens; (v) to preserve any rights of the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to lenders under the Prepetition Credit Agreement and holders under the Prepetition Second Lien Notes Indenture, as applicable, including any rights to priority of payment and/or to exercise charging liens; (vi) to allow the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to enforce any obligations owed to it under the Plan; (vii) to allow the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to exercise rights and obligations relating to the interests of lenders under the Prepetition Credit Agreement and holders under the Prepetition Second Lien Notes Indenture, as applicable; (viii) to permit the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to perform any function necessary to effectuate the foregoing; (ix) to allow the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to appear in the Chapter 11

Cases or in any proceeding in the Bankruptcy Court or any other court relating to the Prepetition Credit Agreement or the Prepetition Second Lien Notes Indenture; and (x) to permit the continuation of the collateral, security, and related agreements under the Prepetition Credit Agreement with respect to the Amended and Restated Credit Facility Agreement as provided under the Plan; provided, that nothing in this Section 5.12 shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors. In a Reorganization Transaction, notwithstanding anything to the contrary herein, the indemnity obligations of the Debtors under the Prepetition Credit Agreement shall survive the termination thereof and shall not be discharged or released pursuant to the Plan or the Confirmation Order. Notwithstanding anything to the contrary herein, the indemnity obligations of the Debtors under the Prepetition Credit Agreement shall survive the termination thereof and shall not be discharged or released pursuant to the Plan or the Confirmation Order.

(c)    Except for the foregoing, subsequent to the performance by the Prepetition Administrative Agent of its obligations pursuant to the Plan, the Prepetition Administrative Agent and its agents shall be relieved of all further duties and responsibilities related to the Prepetition Credit Agreement, except with respect to any duties and responsibilities of the Prepetition Administrative Agent that, pursuant to the Amended and Restated Credit Facility Agreement, survive the termination of the Prepetition Credit Agreement.

(d)    Except for the foregoing, subsequent to the performance by the Prepetition Second Lien Notes Trustee of its obligations pursuant to the Plan, the Prepetition Second Lien Notes Trustee and its agents shall be relieved of all further duties and responsibilities related to the Prepetition Second Lien Notes Indenture. Nothing in this Section 5.12 shall in any way affect or diminish the rights of the Prepetition Second Lien Notes Trustee to exercise any charging lien against distributions to holders of Second Lien Notes Claims with respect to any unpaid fees.

(e)    Notwithstanding anything to the contrary herein, all rights under the Prepetition Second Lien Notes Indenture shall remain subject to the Prepetition Intercreditor Agreement.

(f)    Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in the Plan shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

5.13.	Cancellation of Liens.

Except as otherwise specifically provided herein, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

5.14.	Subordination Agreements.

Pursuant to section 510(a) of the Bankruptcy Code, all subordination agreements, including but not limited to, the Prepetition Intercreditor Agreement, governing Claims or Interests shall be enforced in accordance with such agreement’s terms.

5.15.	Nonconsensual Confirmation.

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject the Plan.

5.16.	Closing of Chapter 11 Cases.

After an Estate has been fully administered, the Reorganized Debtors or Plan Administrator shall seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case(s) in accordance with the Bankruptcy Code and Bankruptcy Rules.

5.17.	Notice of Effective Date.

As soon as practicable, but not later than three (3) Business Days following the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

5.18.	Separability.

Notwithstanding the combination of the separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still, subject to the consent of the applicable Debtors, confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

ARTICLE VI DISTRIBUTIONS.

6.1.	Distributions Generally.

One or more Disbursing Agents shall make all distributions under the Plan to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

6.2.	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents shall be deemed closed for purposes of determining whether a holder of such a Claim or Interest is a record holder entitled to distributions under the Plan, and there shall be no further changes in the record holders or the permitted designees of any such Claims or Interests. The Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, shall have no obligation to recognize any transfer or designation of such Claims or Interests occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or assumption disputes, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its

Claim for a Cure Amount. For the avoidance of doubt, the Distribution Record Date shall not apply to the Second Lien Notes, the holders of which shall receive a distribution (if any), in accordance with Article IV of the Plan and the customary procedures of DTC on or as soon as practical after the Effective Date. For the further avoidance of doubt, all distributions made pursuant to the Plan on account of the Second Lien Notes shall be made by the Disbursing Agent to, or at the direction of, the Indenture Trustee, for further distribution to holders of Second Lien Notes, in accordance with the Plan and the Confirmation Order, subject to and in accordance with the terms of the applicable Indenture, including, without limitation, subject to the application of the charging lien of the Indenture Trustee for payment of any unpaid fees and expenses.

6.3.	Date of Distributions.

(a)    Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including, without limitation, the treatment provisions of Article IV of the Plan, or as soon as practicable thereafter; provided, that the Reorganized Debtors or the Plan Administrator, as applicable, shall from time to time determine subsequent distribution dates to the extent they determine them to be appropriate.

(b)    In a Sale Transaction, the Plan Administrator shall reserve an amount sufficient to pay holders of Disputed Administrative Expense Claims and Disputed Priority Tax Claims the amount such holders would be entitled to receive under the Plan if such Claims were to become Allowed Claims. After the resolution of all Disputed Administrative Expense Claims and Disputed Priority Tax Claims, the Plan Administrator shall treat any amounts that were reserved for Disputed Administrative Expense Claims and Disputed Priority Tax Claims that do not become Allowed Claims as Net Cash Proceeds.

6.4.	Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors or Plan Administrator shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’, Reorganized Debtors’, or Wind Down Estates’, as applicable, books and records. The Reorganized Debtors or Plan Administrator shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.19 of the Plan.

6.5.	Rights and Powers of Disbursing Agent.

(a)    From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making distributions in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b)    A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder; (ii) make all distributions contemplated hereby; and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

6.6.	Expenses of Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable and documented fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash.

6.7.	No Postpetition Interest on Claims.

Except as otherwise provided in the Plan, the Confirmation Order, the DIP Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code (including postpetition interest in accordance with sections 506(b) and 726(a)(5) of the Bankruptcy Code), interest shall not accrue or be paid on any Claims on or after the Commencement Date; provided, that if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

6.8.	Delivery of Distributions.

(a)    Subject to Bankruptcy Rule 9010, all distributions to any holder or permitted designee, as applicable, of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders or permitted designees of Allowed Claims or Interests on behalf of the Debtors. In the event that any distribution to any holder or permitted designee is returned as undeliverable, no further distributions shall be made to such holder or such permitted designee unless and until such Disbursing Agent is notified in writing of such holder’s or permitted designee’s, as applicable, then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders or permitted designees, as applicable, of undeliverable distributions and, if located, assist such holders or permitted designees, as applicable, in complying with Section 6.19 of the Plan.

(b)    Notwithstanding the foregoing, all distributions of Cash on account of Term Loan Claims or Second Lien Notes Claims, if any, shall be deposited with the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee, as applicable, for distribution to holders of Term Loan Claims or Second Lien Notes Claims in accordance with the terms of the Prepetition Credit Agreement and the Prepetition Second Lien Notes Indenture. All distributions other than of Cash on account of Term Loan Claims or Second Lien Notes Claims, if any, may, with the consent of the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee, be made by the Disbursing Agent directly to holders of Term Loan Claims and Second Lien Notes Claims in accordance with the terms of the Plan, the Prepetition Credit Agreement, and the Prepetition Second Lien Notes Indenture. To the extent the Prepetition Administrative Agent or the Prepetition Second Lien Notes Trustee effectuates, or is requested to effectuate, any distributions hereunder, the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee shall be deemed a “Disbursing Agent” for purposes of the Plan.

(c)    As soon as reasonably practicable after the Confirmation Order is entered, the DIP Agent shall provide to counsel to the Debtors a list of all holders of DIP Claims as of such date and such additional information as may be reasonably requested by counsel to the Debtors or the Disbursing Agent to make distributions under the Plan. All distributions to holders of DIP Claims shall be governed by the DIP Documents and the DIP Order and shall be made to each holder of an Allowed DIP Claim or such holder’s authorized designee for purposes of distributions to be made hereunder. All reasonable and documented fees and expenses of the DIP Agent incurred after the Effective Date as part of this Section 6.8 shall be paid by the Debtors or Reorganized Debtors, as applicable.

6.9.	Distributions after Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.10.	Unclaimed Property.

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors, Reorganized Debtors, or Wind Down Estates, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of three hundred and sixty-five (365) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors or Wind Down Estates, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

6.11.	Time Bar to Cash Payments.

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and twenty (120) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors or Wind Down Estates, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

6.12.	Manner of Payment under Plan.

Except as otherwise specifically provided in the Plan, at the option of the Debtors, the Reorganized Debtors, or Plan Administrator, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.13.	Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.14.	Fractional Stock and Notes.

If any distributions of New Common Stock pursuant to the Plan would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Common Stock to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Section 6.14. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors, Wind Down Estates, nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock.

6.15.	Minimum Cash Distributions.

The Disbursing Agent shall not be required to make any distribution of Cash less than One Hundred Dollars ($100) to any holder of an Allowed Claim; provided, that if any distribution is not made pursuant to this Section 6.15, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.

6.16.	Setoffs and Recoupments.

The Debtors, the Reorganized Debtors, or Wind Down Estates, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent) may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors, the Reorganized Debtors, or the Wind Down Estates may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

6.17.	Allocation of Distributions between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Reorganized Debtors or Wind Down Estates), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.18.	No Distribution in Excess of Amount of Allowed Claim.

Except as provided in Section 6.7 of the Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

6.19.	Withholding and Reporting Requirements.

(a)    Withholding Rights. In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. Any party issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b)    Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors or Wind Down Estates (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8. If such request is made by the Reorganized Debtors or Wind Down Estates, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors, Wind Down Estates, or Disbursing Agent and the holder fails to comply before the earlier of (i) the date that is one hundred and eighty (180) days after the request is made and (ii) the date that is one hundred and eighty (180) days after the date of distribution, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

6.20.	Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an Entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity have expired or been terminated.

ARTICLE VII    PROCEDURES FOR DISPUTED CLAIMS.

7.1.	Objections to Claims.

The Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, shall exclusively be entitled to object to Claims. After the Effective Date, the Reorganized Debtors or the Plan Administrator, as applicable, shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim to which they may object, except with respect to any Claim that is Allowed. Any objections to proofs of Claim shall be served and filed on or before the later of (a) one-hundred and eighty (180) days after the Effective Date, and (b) on such later date as ordered by the Bankruptcy Court for cause. The expiration of such period shall not limit or affect the Debtors’, the Reorganized Debtors’, or the Plan Administrators’, as applicable, rights to dispute Claims asserted in the ordinary course of business other than through a proof of Claim.

7.2.	Resolution of Disputed Administrative Expenses and Disputed Claims.

On and after the Effective Date, the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court, other than with respect to Fee Claims.

7.3.	Payments and Distributions with Respect to Disputed Claims.

Notwithstanding anything herein to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.4.	Distributions after Allowance.

After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the holder thereof shall be entitled to distributions, if any, to which such holder is then entitled as provided in this Plan, without interest, as provided in Section 7.9 of the Plan. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order.

7.5.	Disallowance of Claims.

Except to the extent otherwise agreed to by the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable. All proofs of Claim filed on account of an indemnification obligation to a current or former director, officer, or employee shall be deemed satisfied and expunged from the claims register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

7.6.	Estimation of Claims.

The Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, may (a) determine, resolve and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (b) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim; provided, that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

7.7.	No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.8.	Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

7.9.	Interest.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest that accrued thereon from and after the Effective Date, except as provided in Section 6.7 of the Plan.

7.10.	Insured Claims.

If any portion of an Allowed Claim is an Insured Claim, no distributions under the Plan shall be made on account of such Allowed Claim until the holder of such Allowed Claim has exhausted all remedies with respect to any applicable insurance policies. To the extent that the Debtors’ insurers agree to satisfy a Claim in whole or in part, then immediately upon such agreement, the portion of such Claim so satisfied may be expunged without an objection to such Claim having to be filed and without any further notice to or action, order or approval of the Court.

ARTICLE VIII    EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1.	General Treatment.

(a)    As of and subject to the occurrence of the Effective Date and solely with respect to the Reorganization Transaction, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed rejected, including, but not limited to those set forth on the Rejection Schedule included in the Plan Supplement, unless such contract or lease (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court; (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto; (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date; (iv) is identified in section 5.9(a) of the Plan; (v) is identified in section 8.4 of the Plan; (vi) is reinstated in section 4.2 of the Plan; or (vii) is identified for assumption on the Assumption Schedule included in the Plan Supplement. Solely with respect to the Sale Transaction, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, assumed and assigned, or rejected by the Successful Bidder in accordance with the applicable purchase agreement.

(b)    Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions, assumptions and assignments, or rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code and a determination by the Bankruptcy Court that the Reorganized Debtors or Successful Bidder, as applicable, have provided adequate assurance of future performance under such assumed executory contracts and unexpired leases. Each executory contract and unexpired lease assumed or assumed and assigned pursuant to the Plan shall vest in and be fully enforceable by the Reorganized Debtors or Successful Bidder, as applicable, in accordance with its terms, except as modified by the provision of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

8.2.	Determination of Assumption Disputes and Deemed Consent.

(a)    Any Cure Amount shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount, as reflected in the applicable cure notice, in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such executory contracts or unexpired leases and the Debtors may otherwise agree. The Debtors or the Wind Down Estates, as applicable, shall satisfy all Cure Amounts with the Sale Transaction Proceeds in the event of a Sale Transaction.

(b)    The Debtors shall file, as part of the Plan Supplement, the Assumption Schedule. At least ten (10) days before the deadline to object to confirmation of the Plan, the Debtors shall serve a notice on parties to executory contracts or unexpired leases to be assumed or assumed and assigned reflecting the Debtors’ intention to potentially assume or assume and assign the contract or lease in connection with this Plan and, where applicable, setting forth the proposed Cure Amount (if any). Any objection by a counterparty to an executory contract or unexpired lease to the proposed assumption, assumption and assignment, or related Cure Amount must be filed, served, and actually received by the Debtors within ten (10) days of the service of the assumption notice, or such shorter period as agreed to by the parties or authorized by the Bankruptcy Court. Any counterparty to an executory contract or unexpired lease that does not timely object to the notice of the proposed assumption of such executory contract or unexpired lease shall be deemed to have assented to assumption of the applicable executory contract or unexpired lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease; (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of any Debtor under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan; (iii) increase, accelerate, or otherwise alter any obligations or liabilities of any Debtor or any Reorganized Debtor under such executory contract or unexpired lease; or (iv) create or impose a Lien upon any property or Asset of any Debtor or any Reorganized Debtor, as applicable. Each such provision shall be deemed to not apply to the assumption of such executory contract or unexpired lease pursuant to the Plan and counterparties to assumed executory contracts or unexpired leases that fail to object to the proposed assumption in accordance with the terms set forth in this Section 8.2(b), shall forever be barred and enjoined from objecting to the proposed assumption or to the validity of such assumption (including with respect to any Cure Amounts or the provision of adequate assurance of future performance), or taking actions prohibited by the foregoing or the Bankruptcy Code on account of transactions contemplated by the Plan.

(c)    If there is an Assumption Dispute pertaining to assumption of an executory contract or unexpired lease (other than a dispute pertaining to a Cure Amount), such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective, provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the Cure Amount or the nature thereof without any further notice to any party or any action, order, or approval of the Bankruptcy Court.

(d)    To the extent an Assumption Dispute relates solely to the Cure Amount, the Debtors may assume and/or assume and assign the applicable executory contract or unexpired lease prior to the resolution of the Assumption Dispute; provided, that the Debtors or the Reorganized Debtors reserve Cash in an amount sufficient to pay the full amount reasonably asserted as the required cure payment by the non-Debtor party to such executory contract or unexpired lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court or otherwise agreed to by such non-Debtor party and the applicable Reorganized Debtor).

(e)    Assumption or assumption and assignment of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the date that the Debtors assume or assume and assign such executory contract or unexpired lease. Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, upon the assumption of such executory contract or unexpired lease.

8.3.	Rejection Damages Claims.

In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages shall be classified and treated in Class 5 (General Unsecured Claims). Such Claim shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors or the Reorganized Debtors, as applicable, no later than forty-five (45) days after the filing and service of the notice of the occurrence of the Effective Date.

8.4.	Insurance Policies.

Notwithstanding anything to the contrary in the Definitive Documents, the Plan, the Plan Supplement, any bar date notice or claim objection, and any other document related to any of the foregoing, all insurance policies pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

8.5.	Intellectual Property Licenses and Agreements.

Notwithstanding anything to the contrary in the Definitive Documents, the Plan, the Plan Supplement, any bar date notice or claim objection, and any other document related to any of the foregoing, all intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors in accordance with Section 8.1 of the Plan. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.6.	Tax Agreements.

Notwithstanding anything to the contrary in the Definitive Documents, the Plan, the Plan Supplement, any bar date notice or claim objection, and any other document related to any of the foregoing, any tax sharing agreements to which the Debtors are a party (of which the principal purpose is the allocation of taxes) in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and, to the extent the Debtors determine (in their sole discretion) such agreements are beneficial to the Debtors, shall be assumed by the Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms, unless any such tax sharing agreement (of which the principal purpose is the allocation of taxes) otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors in accordance with Section 8.1 of the Plan. Unless otherwise noted hereunder, all other tax sharing agreements to which the Debtors are a party (of which the principal purpose is the allocation of taxes) shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.7.	Assignment.

To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned hereunder shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable anti-assignment provision and is void and of no force or effect with respect to any assignment pursuant to the Plan.

8.8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

8.9.	Reservation of Rights.

(a)    The Debtors may amend the Assumption Schedule and any cure notice until the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and/or (ii) amend the proposed Cure Amount; provided, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices shall be extended to the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing. The Debtors shall provide notice of such amendment to any affected counterparty as soon as reasonably practicable.

(b)    Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors, Reorganized Debtors, or Wind Down Estates or their respective affiliates have any liability thereunder.

(c)    Except as otherwise provided in the Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(d)    Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or any unexpired or expired lease.

ARTICLE IX CONDITIONS PRECEDENT TO CONFIRMATION OF PLAN AND EFFECTIVE DATE.

9.1.	Conditions Precedent to Confirmation of Plan.

The following are conditions precedent to confirmation of the Plan:

(a)    the Disclosure Statement Order shall have been entered;

(b)    the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed;

(c)    the RSA shall not have been terminated and shall be in full force and effect; and

(d)    the DIP Order and the DIP Documents shall be in full force and effect in accordance with the terms thereof, and no event of default shall be continuing thereunder or occur as a result of entry of the Confirmation Order.

9.2.	Conditions Precedent to Effective Date.

(a)    The following are conditions precedent to the Effective Date of the Plan with respect to both the Reorganization Transaction and the Sale Transaction:

(i)    the Confirmation Order shall have been entered and shall be in full force and effect and no stay thereof shall be in effect;

(ii)    an event of default under the DIP Documents shall not be continuing and an acceleration of the obligations or termination of the DIP Lenders’ commitments under the DIP Facilities shall not have occurred;

(iii)    all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected or executed and binding on all parties thereto and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(iv)    all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(v)    the RSA shall not have been terminated and shall be in full force and effect; and

(vi)    all accrued and unpaid Restructuring Expenses shall have been paid in Cash, to the extent invoiced, at least two (2) business days prior to the Effective Date.

(b)    The following are additional conditions precedent to the Effective Date of the Plan solely with respect to the Reorganization Transaction:

(i)    the Amended Organizational Documents shall have been filed with the appropriate governmental authority, as applicable; and

(ii)    the Amended and Restated Credit Facility Agreement, Exit Warehouse Facilities Documents, Exit Working Capital Facility Agreement, and, if applicable, the Master Servicing Agreements, shall (i) have been (or deemed) executed and delivered, and any conditions precedent contained to effectiveness therein have been satisfied or waived in accordance therewith, (ii) be in full force and effect and binding upon the relevant parties; and (iii) contain terms and conditions consistent in all material respects with the RSA.

(c)    The following are additional conditions precedent to the Effective Date of the Plan solely with respect to the Sale Transaction:

(i)    the applicable purchase agreement(s) shall (i) have been executed and delivered, and any conditions precedent contained to effectiveness therein have been satisfied or waived in accordance therewith, (ii) be in full force and effect and binding upon the relevant parties; and (iii) contain terms and conditions consistent in all material respects with the RSA.

(d)    Notwithstanding when a condition precedent to the Effective Date occurs, for purposes of the Plan, such condition precedent shall be deemed to have occurred simultaneously upon the completion of the applicable conditions precedent to the Effective Date; provided, that to the extent a condition precedent (a “Prerequisite Condition”) may be required to occur prior to another condition precedent (a “Subsequent Condition”) then, for purposes of the Plan, the Prerequisite Condition shall be deemed to have occurred immediately prior to a Subsequent Condition regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

9.3.	Waiver of Conditions Precedent.

(a)    Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 of the Plan may be waived in writing by the Debtors with the prior written consent of (i) the Requisite Term Lenders, and (ii) solely with respect to the condition set forth in Section 9.1(d) and 9.2(a)(ii) of the Plan, the DIP Agent (acting at the direction of the Required Buyers (as defined in the DIP Documents)), in each case without leave of or order of the Bankruptcy Court and such consent not to be unreasonably withheld; provided, that any such consent provided by the DIP Agent shall solely be for purposes of this Article IX and shall not otherwise limit, restrict or impair any rights or remedies of any DIP Credit Party under the DIP Documents. If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.18 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur as to such Debtors.

(b)    The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4.	Effect of Failure of a Condition.

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, the Requisite Term Lenders, or any other Entity.

ARTICLE X    EFFECT OF CONFIRMATION OF PLAN.

10.1.	Vesting of Assets.

(a)    On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all remaining property of the Debtors’ Estates shall vest in the Reorganized Debtors or the Wind Down Estates free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, Amended and Restated Credit Facility Documents, the Exit Warehouse Facilities Documents, or the Exit Working Capital Facility Documents. On and after the Effective Date, the Reorganized Debtor may take any action, including, without limitation, the operation of its businesses; the use, acquisition, sale, lease and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there was no pending case under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

(b)    On the Effective Date and solely with respect to the Sale Transaction, all property of the Debtors’ Estates shall vest in the Wind Down Estates free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, and the applicable purchase agreement.

10.2.	Binding Effect.

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan; (b) deemed to accept or reject the Plan; (c) failed to vote to accept or reject the Plan; (d) voted to reject the Plan; or (e) received any distribution under the Plan.

10.3.	Discharge of Claims and Termination of Interests.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided under the Plan, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interest, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors, the Reorganized Debtors, or any of their Assets or property, whether or not such holder has filed a proof of Claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

10.4.	Term of Injunctions or Stays.

Unless otherwise provided herein, the Confirmation Order, or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.	Injunction.

(a)    Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan in relation to any Claim extinguished, discharged, or released pursuant to the Plan.

(b)    Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold, or may hold Claims against or Interests in the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the

Released Parties or the property of any of the Released Parties; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties; (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or Allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

(c)    By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest extinguished, discharged, or released pursuant to the Plan will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in this Section 10.5.

(d)    The injunctions in this Section 10.5 shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

10.6.	Releases.

(a)    Estate Releases.

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by the Debtors, the Reorganized Debtors and their Estates, and the Wind Down Estates from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, or Reorganized Debtors (as the case may be), or the Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors or Reorganized Debtors (as the case may be), or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising prior to the Effective Date from, in whole or in part, the Debtors, the Chapter 11 Cases, the pre- and postpetition marketing and sale process, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the RSA, the Plan (including the Plan Supplement), the DIP Documents, and the Prepetition Warehouse Facilities (as defined in the DIP Order), or any related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that nothing in this Section 10.6(a) shall be construed to release the Released Parties from willful misconduct, or intentional fraud as determined by a Final Order.

(b)    Third-Party Releases.

As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date or (ii) as otherwise expressly provided in the Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever, released, and discharged by:

(i)    the holders of Impaired Claims who voted to accept the Plan;

(ii)    the Consenting Term Lenders;

(iii)    holders of Term Loan Claims (Class 3) who abstain from voting on the Plan or vote to reject the Plan but do not opt-out of these releases on the Ballots; and

(iv)    with respect to any Entity in the foregoing clauses (i) through (iii), such Entity’s (x) predecessors, successors and assigns, (y) subsidiaries, affiliates, managed accounts or funds, managed or controlled by such Entity and (z) all Persons entitled to assert Claims through or on behalf of such Entities with respect to the matters for which the releasing entities are providing releases.

in each case, from any and all Claims, Interests, or Causes of Action whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on, relating to, or arising prior to the Effective Date from, in whole or in part, the Debtors, the restructuring, the Chapter 11 Cases, the pre- and postpetition marketing and sale process, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Plan (including the Plan Supplement), the RSA, the Definitive Documents, the DIP Documents, the Prepetition Warehouse Facilities (as defined in the DIP Order), or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that nothing in this Section 10.6(b) shall be construed to release the Released Parties from willful misconduct, or intentional fraud as determined by a Final Order.

10.7.	Exculpation.

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases, the postpetition marketing and sale process, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors; the negotiation and pursuit of the Disclosure Statement, the RSA, the

Reorganization Transaction or the Sale Transaction, as applicable, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding or consummation of the Plan; the occurrence of the Effective Date; the DIP Documents; the Prepetition Warehouse Facilities (as defined in the DIP Order); the administration of the Plan or the property to be distributed under the Plan; the issuance of Securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for fraud or willful misconduct, as determined by a Final Order. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.9.	Retention of Causes of Action/Reservation of Rights.

Except as otherwise provided in Sections 10.5, 10.6, and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of their Estates or itself in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, any affirmative Causes of Action against parties with a relationship with the Debtors including actions arising under chapter 5 of the Bankruptcy Code. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not retain any Claims or Causes of Action released pursuant to the Plan against the Released Parties.

10.10.	Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (i) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation; and (ii) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.11.	Corporate and Limited Liability Company Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) those set forth in Sections 5.6 and 5.7 of the Plan; (b) the performance of the RSA; and (c) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the authorized officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, but not limited to: (i) the Amended Organizational Documents; (ii) the Exit Warehouse Facilities; (iii) the Amended and Restated Credit Facility Documents; (iv) the Exit Working Capital Facility Documents; (v) any purchase agreement in connection with the Sale Transaction or an Asset Sale Transaction; and (vi) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 10.11 shall be effective notwithstanding any requirements under non-bankruptcy law.

ARTICLE XI    RETENTION OF JURISDICTION.

11.1.	Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)    to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases, including Assumption Disputes, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b)    to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)    to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan, including, cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely paid;

(d)    to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(e)    to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f)    to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)    to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)    to hear and determine all Fee Claims and Restructuring Expenses;

(i)    to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j)    to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(k)    to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(l)    to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(m)    to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(n)    to resolve disputes concerning Disputed Claims or the administration thereof;

(o)    to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p)    to enter one or more final decrees closing the Chapter 11 Cases;

(q)    to recover all Assets of the Debtors and property of the Debtors’ Estates, wherever located;

(r)    to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(s)    to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(t)    to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code.

11.2.	Courts of Competent Jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XII    MISCELLANEOUS PROVISIONS.

12.1.	Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for the Debtors’ cases, or until such time as a final decree is entered closing the Debtors’ cases, a Final Order converting the Debtors’ cases to cases under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing the Debtors’ cases is entered.

12.2.	Substantial Consummation of the Plan.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3.	Plan Supplement.

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents included in the Plan Supplement will be posted at the website of the Debtors’ notice, claims, and solicitation agent.

12.4.	Request for Expedited Determination of Taxes.

The Debtors and the Reorganized Debtors, as applicable, shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date and, in the case of a Sale Transaction, through the dissolution of the Debtors.

12.5.	Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the Amended and Restated Credit Facility, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

12.6.	Amendments.

(a)    Plan Modifications. Subject to the terms of the RSA and all consent rights contained therein, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtors may, upon order of the Court, amend, modify or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan and subject to the reasonable consent of the Requisite Term Lenders, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)    Other Amendments. Subject to the terms of the RSA, before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court.

12.7.	Effectuating Documents and Further Transactions.

Each of the officers, managers, or members of the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.8.	Revocation or Withdrawal of Plan.

Subject to the terms of the RSA, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, the Debtors or any other Entity; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission of any sort by the Debtors, any Consenting Term Lenders, or any other Entity. This provision shall have no impact on the rights of the Consenting Term Lenders or the Debtors, as set forth in the RSA, in respect of any such revocation or withdrawal.

12.9.	Dissolution of Creditors’ Committee.

On the Effective Date, the Creditors’ Committee shall dissolve and, on the Effective Date, each member (including each officer, director, employee, or agent thereof) of the Creditors’ Committee and each professional retained by the Creditors’ Committee shall be released and discharged from all rights, duties, responsibilities, and obligations arising from, or related to, the Debtors, their membership on the Creditors’ Committee, the Plan, or the Chapter 11 Cases, except with respect to any matters concerning any Fee Claims held or asserted by any professional retained by the Creditors’ Committee.

12.10.	Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors with the prior consent of the Requisite Term Lenders and the DIP Agent (acting at the direction of the Required Buyers), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) nonseverable and mutually dependent.

12.11.	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof; provided, however, that corporate or entity governance matters relating to any Debtors or Reorganized Debtors shall be governed by the laws of the state of incorporation or organization of the applicable Debtors or Reorganized Debtors.

12.12.	Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.13.	Dates of Actions to Implement the Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12.14.	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

12.15.	Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

12.16.	Successor and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

12.17.	Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.18.	Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full herein.

12.19.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	If to the Debtors or the Reorganized Debtors:

Ditech Holding Corporation

3000 Bayport Drive, Suite 985

Tampa, FL 33607

Attn: John Haas, General Counsel, Chief Legal Officer and Secretary

Email: JHaas@ditech.com

-and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:    Ray C. Schrock, P.C.

            Sunny Singh

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Email:  ray.schrock@weil.com

            sunny.singh@weil.com

(b)	If to the Consenting Term Lenders:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Il 60654

Attn: Patrick J. Nash Jr., P.C.

Email: patrick.nash@kirkland.com

Attn: John R. Luze

Email: john.luze@kirkland.com

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors, Reorganized Debtors, and Wind Down Estates, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Dated: March 27, 2019

DF INSURANCE AGENCY LLC

DITECH FINANCIAL LLC

DITECH HOLDING CORPORATION

GREEN TREE INSURANCE AGENCY OF NEVADA, INC.

By:	/s/ Kimberly Perez
	Name:	Kimberly Perez
	Title:	Senior Vice President and Chief Accounting Officer

Dated: March 27, 2019

GREEN TREE CREDIT LLC

GREEN TREE CREDIT SOLUTIONS LLC

GREEN TREE INVESTMENT HOLDINGS III LLC

GREEN TREE SERVICING CORP.

WALTER MANAGEMENT HOLDING COMPANY LLC

WALTER REVERSE ACQUISITION LLC

By:	/s/ Laura Reichel
	Name:	Laura Reichel
	Title:	President

Dated: March 27, 2019

MARIX SERVICING LLC

By:	/s/ Clinton Hodder
	Name:	Clinton Hodder
	Title:	President

Dated: March 27, 2019

MORTGAGE ASSET SYSTEMS, LLC

REO MANAGEMENT SOLUTIONS, LLC

REVERSE MORTGAGE SOLUTIONS, INC.

By:	/s/ Jeanetta Brown
	Name:	Jeanetta Brown
	Title:	Vice President